FOR IMMEDIATE RELEASE

Pinnacle Foods Inc. Announces Appointment of Jane Hamilton Nielsen to its Board of Directors

Parsippany, NJ, January 29, 2014 - Pinnacle Foods Inc. (NYSE: PF) today announced the appointment of Jane H. Nielsen, Executive Vice President and Chief Financial Officer of Coach, Inc. (NYSE: COH), to its Board of Directors, effective March 10, 2014, bringing the size of the Pinnacle Foods Board to eight members. The Board has determined that Ms. Nielsen, an independent director, will be appointed to the Board’s Audit Committee and Compensation Committee at the time of her appointment to the Board.

Ms. Nielsen has been EVP & CFO of Coach since 2011. Prior to that, Ms. Nielsen was Senior Vice President and CFO of PepsiCo Americas, Beverages and Global Nutrition Group, and also held the positions of Vice President of Strategy and Vice President of Investor Relations for PepsiCo. Ms. Nielsen also held executive management positions in Finance and Strategic Planning at Pepsi Bottling Group. She began her career in banking in 1986 at CS First Boston Corporation and later worked at global strategy consulting firm Marakon Associates.

“We are thrilled to welcome Jane to the Pinnacle Foods Board of Directors. Her wealth of financial management and strategic planning experience in the consumer products industry will be an asset to our Board and our Company,” stated Roger K. Deromedi, Chairman of Pinnacle Foods.

Contact:
Maria A. Sceppaguercio
SVP, Investor Relations & External Communications
Pinnacle Foods, Inc.
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of America households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company as ranked by Fortune Magazine. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 12 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic® Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.